Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234389, 333-158484, and 333-181329 on Form S-3 and Registration Statement Nos. 333-60810, 333-127495, 333-228824, and 333-279793 on Form S-8 of our report dated February 26, 2026, relating to the financial statements of California Water Service Group and the effectiveness of California Water Service Group’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 26, 2026